The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated June 8, 2016

Preliminary Pricing Supplement

(To the Prospectus  dated July 19, 2013, the Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015 and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$[•] Buffered Contingent Coupon Notes due June 9, 2017 Linked to the Lesser Performing Reference Asset of the SPDR® S&P 500® ETF and the iShares® Russell 2000 ETF Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	June 9, 2016
Issue Date:	June 13, 2016
Final Valuation Date:*	June 6, 2017
Maturity Date:*	June 9, 2017
Observation Dates:*	September 7, 2016, December 7, 2016, March 7, 2017 and the Final Valuation Date
Payment at Maturity:

If you hold your Notes to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk and in addition to any Contingent Coupon that may be payable on such date) a payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If the Reference Asset Return of the Lesser Performing Reference Asset is equal to or greater than -10.00%, you will receive a cash payment of $1,000 per $1,000 principal amount Note

▪                  If (a) the Reference Asset Return of the Lesser Performing Reference Asset is less than -10.00% and (b) we DO NOT exercise our physical settlement option, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of Lesser Performing Reference Asset + Buffer Percentage)]

▪                  If (a) the Reference Asset Return of the Lesser Performing Reference Asset is less than -10.00% and (b) we DO exercise our physical settlement option, you will receive (i) a number of shares of the Lesser Performing Reference Asset equal to the Applicable Physical Delivery Amount, (ii) a cash payment of $100.00 (which is equal to the Buffer Percentage times the principal amount per Note) and (iii) an additional cash payment equal to the Final Price of the Lesser Performing Reference Asset times the Applicable Fractional Share Amount.

If the Reference Asset Return of the Lesser Performing Reference Asset is less than -10.00%, you will have exposure to the negative performance of the Lesser Performing Reference Asset to the extent that its Reference Asset Return falls below -10.00%. If we do not exercise our physical settlement option, you will lose 1.00% of the principal amount of your Notes for each 1.00% that the Reference Asset Return of the Lesser Performing Reference Asset falls below -10.00%. If we do elect to exercise our physical settlement option, the total value of the payment that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option. You may lose up to 90.00% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:

By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.375%	99.625%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $996.25 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $950.00 and $992.20 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-1 of this preliminary pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 0.375% of the principal amount of the Notes, or up to $3.75 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Reference Assets:	The SPDR® S&P 500® ETF (the “S&P 500 ETF”) and the iShares® Russell 2000 ETF (the “Russell 2000 ETF”), as noted in the following table:
	Reference Asset	Bloomberg Ticker	Initial Price	Coupon Barrier Price	Physical Delivery Amount	Fractional Share Amount
	S&P 500 ETF	SPY UP <Equity>	$211.70	$190.53	4 shares	0.72367 shares
	Russell 2000 ETF	IWM UP <Equity>	$117.52	$105.77	8 shares	0.50919 shares
The S&P 500 ETF and the Russell 2000 ETF are each referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.
Buffer Percentage:	10.00%
Contingent Coupon:**

$20.375 per $1,000 principal amount Note, which is 2.0375% of the principal amount per Note (8.15% per annum)

If the Closing Price of each Reference Asset on any Observation Date is equal to or greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of either Reference Asset is less than its Coupon Barrier Price on any Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Initial Price:	With respect to a Reference Asset, the Closing Price on June 7, 2016, as noted in the table above**
Coupon Barrier Price:	With respect to a Reference Asset, 90.00% of its Initial Price (rounded to the nearest cent), as noted in the table above
Final Price:	With respect to a Reference Asset, the Closing Price of such Reference Asset on the Final Valuation Date
Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price
Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Physical Delivery Amount and Fractional Share Amount:

With respect to each Reference Asset, (a) the Physical Delivery Amount is a number of shares of such Reference Asset equal to $1,000 divided by the Initial Price of such Reference Asset, rounded down to the nearest whole number and (b) the Fractional Share Amount is equal to the number of fractional shares of such Reference Asset resulting from dividing $1,000 by the Initial Price. The Physical Delivery Amount and Fractional Share Amount are noted in the table above.

Applicable Physical Delivery Amount:	The Physical Delivery Amount applicable to the Lesser Performing Reference Asset
Applicable Fractional Share Amount:	The Fractional Share Amount applicable to the Lesser Performing Reference Asset
Closing Price:

With respect to a Reference Asset, on any date, the official closing price of the Reference Asset published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset

The term “scheduled trading day”, with respect to each Reference Asset, has the meaning set forth under “Reference Assets— Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741WBV1 / US06741WBV19

*                  Subject to postponement, as described under “Additional Terms of the Notes—Reference Asset Business Days and Market Disruption Events” in this preliminary pricing supplement.

**            For the avoidance of doubt, the Initial Price for each Reference Asset is equal to its Closing Price on June 7, 2016 and is not based on the price of either Reference Asset at any time on the Initial Valuation Date. The Initial Valuation Date, as used in this preliminary pricing supplement, refers to the date on which the Notes will first be priced for sale to the public.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•                  Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-1

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You understand and accept that any positive return on your investment will be limited to the Contingent Coupons that you may receive on your Notes

•                  You do not anticipate that the price of either Reference Asset will fall below its Coupon Barrier Price on any Observation Date

•                  You anticipate that the Reference Asset Return of each Reference Asset will not be less than -10.00% and you understand and accept that, if the Reference Asset Return of either Reference Asset does fall below -10.00%, you may lose up to 90.00% of the principal amount of your Notes

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Price of only one Reference Asset is less than its Coupon Barrier Price an Observation Date and (b) the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment the return on which is not limited to the Continent Coupons that may be payable on the Notes

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You anticipate that the price of at least one Reference Asset will decline during the term of the Notes such that the closing price per share of at least one Reference Asset is less than its Coupon Barrier Price on one or more Observation Dates and/or its Barrier Price on the Final Valuation Date

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of the other Reference Asset

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus, the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

•                  Reference Asset Business Days and Market Disruption Events—The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates and the Maturity Date subject to adjustment in the event that a Market Disruption Event occurs or is continuing with respect to either Reference Asset on a scheduled Observation Date.

If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to either Reference Asset on a scheduled Observation Date, the relevant Observation Date will postponed. If such postponement occurs, the Closing Prices of the Reference Assets shall be determined using the Closing Prices on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to either Reference Asset.  In no event, however, will an Observation Date be postponed by more than five Reference Asset Business Days.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Closing Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price of such

PPS-2

Reference Asset on such fifth day and will make an estimate of the Closing Price of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that an Observation Date (other than the Final Valuation Date) is postponed, the applicable Contingent Coupon Payment Date will be the fifth Business Day following the relevant Observation Date, as postponed. If the final Observation Date (the Final Valuation Date) is postponed, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days, as described above.

For a description of what constitutes a Market Disruption Event with respect to the each Reference Asset, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

•                  Adjustments to the Reference Assets and the Notes—The Reference Assets and the Notes are subject to adjustment in various circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund” in the accompanying prospectus supplement.

PPS-3

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Price of each Reference Asset: $100.00*

▪                  Coupon Barrier Price for each Reference Asset: $90.00 (90.00% of the hypothetical Initial Price set forth above)

▪                  Contingent Coupon: $20.375 per $1,000 principal amount Note

* The hypothetical Initial Price of $100.00 and the hypothetical Coupon Barrier Price of $90.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Price and Coupon Barrier Price for each Reference Asset are as set forth on the cover of this preliminary pricing supplement.

Example 1: The Closing Price of each Reference Asset is greater than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
S&P 500 ETF	$95.00
Russell 2000 ETF	$105.00

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon of $20.375, or 2.0375% of the principal amount per Note, on the related Contingent Coupon Payment Date.

Example 2: The Closing Price of one Reference Asset is greater than its Coupon Barrier Price on the relevant Observation Date and the Closing Price of the other Reference Asset is less than its Coupon Barrier Price.

Reference Asset	Closing Price on Relevant Observation Date
S&P 500 ETF	$105.00
Russell 2000 ETF	$80.00

Because the Closing Price of one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Price of each Reference Asset is less than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
S&P 500 ETF	$80.00
Russell 2000 ETF	$75.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Price of at least one Reference Asset is below its Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

PPS-4

HYPOTHETICAL EXAMPLES OF CONTINGENT COUPON PAYMENTS DURING THE TERM OF THE NOTES

The following examples are purely hypothetical and are provided for illustrative purposes only. These examples are intended to illustrate the amount of Contingent Coupons that you may receive over the term of the Notes (per $1,000 principal amount Note that you hold) under various circumstances.  The following examples do not take into account any tax consequences from investing in the Notes and are based on the Contingent Coupon of $20.375 per $1,000 principal amount Note.

Example 1: The Closing Price of at least one Reference Asset is less than its Coupon Barrier Price on some Observation Dates. The Closing Price of each Reference Asset is greater than their respective Coupon Barrier Prices on other Observation Dates.

Observation Date	Is the Closing Price of either Reference Asset Less Than its Coupon Barrier Price?	Is a Contingent Coupon Payable on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment
1	No	Yes	$20.375
2	Yes	No	$0.00
3	Yes	No	$0.00
4 (Final Valuation Date)	No	Yes	$20.375

The total amount of Contingent Coupons that you receive during the term of the Notes is $40.75 per $1,000 principal amount Note that you hold. This example demonstrates that you will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Price of each Reference Asset is equal to or greater than its Coupon Barrier Price on the related Observation Date.

Example 2: The Closing Price of each Reference Asset on each Observation Date is equal to or greater than its respective Coupon Barrier Price.

Observation Date	Is the Closing Price of either Reference Asset Less Than its Coupon Barrier Price?	Is a Contingent Coupon Payable on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment
1	No	Yes	$20.375
2	No	Yes	$20.375
3	No	Yes	$20.375
4 (Final Valuation Date)	No	Yes	$20.375

The total amount of Contingent Coupons that you receive during the term of the Notes is $81.50 per $1,000 principal amount Note that you hold. This example demonstrates the maximum possible return that you may earn on your Notes.

Example 3: The Closing Price of at least one Reference Asset is less than its Coupon Barrier Price on each Observation Date.

Observation Date	Is the Closing Price of either Reference Asset Less Than its Coupon Barrier Price?	Is a Contingent Coupon Payable on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment
1	Yes	No	$0.00
2	Yes	No	$0.00
3	Yes	No	$0.00
4 (Final Valuation Date)	Yes	No	$0.00

The total amount of Contingent Coupons that you receive during the term of the Notes is $0.00. This example demonstrates that you may not receive any Contingent Coupons during the term of the Notes.

The examples above relate solely to the Contingent Coupon payments that you may receive during the term of the Notes and do not relate to the payment that you may receive at maturity.  Regardless of any Contingent Coupons that you may receive during the term of the Notes, you may also lose up to 90.00% of the principal amount of your Notes, as described on the cover of this preliminary pricing supplement.

For examples of the payment that you may receive at maturity, please see “Hypothetical Examples of Amounts Payable at Maturity” below.

PPS-5

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates a hypothetical range of payments that you may receive at maturity (excluding the final Contingent Coupon payment that may be payable on the Notes) under various circumstances.  The examples set forth below are purely hypothetical and are provided for illustrative purposes only.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The following examples do not take into account any tax consequences from investing in the Notes.  These examples also make the following key assumptions:

▪                  Initial Price, Coupon Barrier Price, Physical Delivery Amount and Fractional Share Amount with respect to each Reference Asset as set forth on the cover of this preliminary pricing supplement

▪                  Buffer Percentage: 10.00%

Final Price ($)		Reference Asset Return
S&P 500 ETF	Russell 2000 ETF	S&P 500 ETF	Russell 2000 ETF	Reference Asset Return of the Lesser Performing Reference Asset	Payment at Maturity*
317.55	205.66	50.00%	75.00%	50.00%	$1,000.00
306.97	164.53	45.00%	40.00%	40.00%	$1,000.00
275.21	176.28	30.00%	50.00%	30.00%	$1,000.00
264.63	141.02	25.00%	20.00%	20.00%	$1,000.00
232.87	141.02	10.00%	20.00%	10.00%	$1,000.00
232.87	117.52	10.00%	0.00%	0.00%	$1,000.00
222.29	111.64	5.00%	-5.00%	-5.00%	$1,000.00
190.53	120.46	-10.00%	2.50%	-10.00%	$1,000.00
215.93	94.02	2.00%	-20.00%	-20.00%	$900.00**
201.12	82.26	-5.00%	-30.00%	-30.00%	$800.00**
127.02	121.05	-40.00%	3.00%	-40.00%	$700.00**
105.85	123.40	-50.00%	5.00%	-50.00%	$600.00**
84.68	70.51	-60.00%	-40.00%	-60.00%	$500.00**
63.51	52.88	-70.00%	-55.00%	-70.00%	$400.00**
84.68	23.50	-60.00%	-80.00%	-80.00%	$300.00**
21.17	111.64	-90.00%	-5.00%	-90.00%	$200.00**
215.93	0.00	2.00%	-100.00%	-100.00%	$100.00**

* Per $1,000 principal amount Note, excluding the final Contingent Coupon (if one is payable on the Maturity Date)

** Assuming we have not exercised our physical settlement option. For examples demonstrating the amount of shares and cash that you would receive if (a) the Reference Asset Return of the Lesser Performing Reference Asset is less than -10.00% and (b) we elect to exercise our physical settlement option, please see Examples 3 and 4 below.

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Price of the S&P 500 ETF is $232.87 and the Final Price of Russell 2000 ETF is $141.02.

Because the S&P 500 ETF has the lowest Reference Asset Return, the S&P 500 ETF is the Lesser Performing Reference Asset. Because the Reference Asset Return of the Lesser Performing Reference Asset is not less than -10.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will be payable on the Maturity Date).

Example 2: The Final Price of the S&P 500 ETF is $222.29 and the Final Price of Russell 2000 ETF is $111.64.

Because the Russell 2000 ETF has the lowest Reference Asset Return, the Russell 2000 ETF is the Lesser Performing Reference Asset. Because the Reference Asset Return of the Lesser Performing Reference Asset is not less than -10.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will be payable on the Maturity Date).

Example 3: The Final Price of the S&P 500 ETF is $201.12 and the Final Price of Russell 2000 ETF is $82.26.

Because the Russell 2000 ETF has the lowest Reference Asset Return, the Russell 2000 ETF is the Lesser Performing Reference Asset. Accordingly, the Reference Asset Return of the Lesser Performing Reference Asset is less than -10.00%.

If we do not elect to exercise our physical settlement option, you will receive a cash payment at maturity of $800.00 per principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of Lesser Performing Reference Asset + Buffer Percentage)]

$1,000 + [$1,000 x (-30.00% +10.00%)] = $800.00

Because the Russell 2000 ETF is the Lesser Performing Reference Asset, the Applicable Physical Delivery Amount is 8 shares of the Russell 2000 ETF and the Applicable Fractional Share Amount is 0.50919 shares of the Russell 2000 ETF. Accordingly, if we do elect

PPS-6

to exercise our physical settlement option, you will receive on the Maturity Date, per $1,000 principal amount Note that you hold, (i) 8 shares of the Russell 2000 ETF and (ii) a total cash payment of $141.89.

Example 4: The Final Price of the S&P 500 ETF is $84.68 and the Final Price of Russell 2000 ETF is $70.51.

Because the S&P 500 ETF has the lowest Reference Asset Return, the S&P 500 ETF is the Lesser Performing Reference Asset. Accordingly, the Reference Asset Return of the Lesser Performing Reference Asset is less than -10.00%.

If we do not elect to exercise our physical settlement option, you will receive a cash payment at maturity of $500.00 per principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of Lesser Performing Reference Asset + Buffer Percentage)]

$1,000 + [$1,000 x (-60.00% +10.00%)] = $500.00

Because the S&P ETF is the Lesser Performing Reference Asset, the Applicable Physical Delivery Amount is 4 shares of the S&P 500 ETF and the Applicable Fractional Share Amount is 0.72367 shares of the S&P 500 ETF. Accordingly, if we do elect to exercise our physical settlement option, you will receive on the Maturity Date, per $1,000 principal amount Note that you hold, (i) 4 shares of the S&P 500 ETF and (ii) a total cash payment of $161.28.

PPS-7

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, prospectus addendum and index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security is Based on the Performance of Only One Reference Asset”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•                  “Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•                Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  The payment at maturity depends on whether and the extent to which the Reference Asset Return of the Lesser Performing Reference Asset is less than -10.00%.  If the Reference Asset Return of the Lesser Performing Reference Asset is less than -10.00%, assuming that we do not exercise our physical settlement option, you will lose 1.00% of the principal amount of your Notes for each 1.00% that the Reference Asset Return of the Lesser Performing Reference Asset falls below -10.00%. If we do exercise our physical settlement option, because of fluctuations in the market price of the Lesser Performing Reference Asset between the Final Valuation Date and the Maturity Date, the total value of the payment that you receive at maturity (which will consist of both cash and shares of the Lesser Performing Reference Asset, as described on the cover of this preliminary pricing supplement) may be substantially less than the amount of cash that you would have received had we not elected to exercise our physical settlement option. You may lose up to 90.00% of the principal amount of your Notes.

•                  Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes.  You will not participate in any appreciation in the price of either Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return of one or both Reference Assets is positive.

•                You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Price of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Price. If the Closing Price of either Reference Asset on an Observation Date is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. Because each Reference Asset must close at or above its Coupon Barrier Price on an Observation Date in order for a Contingent Coupon to become payable, it is more likely that you will not receive Contingent Coupons than would have been the case had the Notes been linked to only one of the Reference Assets.  If the Closing Price of at least one Reference Asset is less than its respective Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•                  The Notes are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The Contingent Coupon is based on a number of factors, including the expected volatility of the Reference Assets. The Contingent Coupon is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Price of that Reference Asset will be less than its Coupon Barrier Price on one or more Observation Dates and (b) the price of that Reference Asset will decline such that its Reference Asset Return will be less than -10.00%.

Accordingly, you should understand that the Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above

•                  The Payment at Maturity is not Based on the Price of either Reference Asset at any Time Other than the Closing Price of the Lesser Performing Reference Asset on the Final Valuation Date—The Final Prices and Reference Asset Returns (and, accordingly, the Reference Asset Return of the Lesser Performing Reference Asset) will be based solely on the Closing Prices of the Reference Assets on the Final Valuation Date.  Accordingly, if the price of the Lesser Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, may be significantly less than it

PPS-8

would have been had your payment at maturity been linked to the price of such Reference Asset at a time prior to such drop. If the Reference Asset Return of the Lesser Performing Reference Asset is less than -10.00%, you will lose a portion, which may be significant, of the principal amount of your Notes as described above. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any Contingent Coupons and any payment at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity.  Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Assets or the component stocks of either of their respective underlying indices would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes— The price of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Reference Asset.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes:

o                 Management risk.  This is the risk that the investment strategy for each Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  However, because the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the Reference Assets could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                 Derivatives Risk.  The Reference Assets may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Asset’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Reference Assets invested only in conventional securities.

PPS-9

o                 Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of a Reference Asset may not replicate the performance of, and may underperform, its underlying index.  Each Reference Asset will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that a Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Reference Asset and its underlying index or due to other circumstances. During periods of market volatility, securities underlying a Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Reference Asset and the liquidity of such Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Reference Asset. As a result, under these circumstances, the market value of a Reference Asset may vary substantially from the net asset value per share of such Reference Asset. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 ETF is intended to track the performance of the Russell 2000 Index, which, in turn, tracks the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if

PPS-10

we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you receive on the Notes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                 the expected volatility of the Reference Assets and the components of their underlying indices;

o                 the time to maturity of the Notes;

o                 the market price and dividend rate on the Reference Assets and the components of their underlying indices;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-11

INFORMATION REGARDING THE REFERENCE ASSETS

The SPDR® S&P 500® ETF

Overview

We have derived all information contained in this preliminary pricing supplement regarding the S&P 500 ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, State Street Bank and Trust Company (“SSBTC”), as trustee of the SPDR® S&P 500® ETF Trust (the “SPDR Trust”), and PDR Services LLC (“PDRS”), as sponsor of the SPDR Trust. The SPDR Trust is a unit investment trust that issues securities called units. Each share of the S&P 500 ETF represents a unit of the SPDR Trust. The S&P 500 ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “SPY”. The prospectus for the S&P 500 ETF can be found at https://www.spdrs.com/library-content/public/SPDR_500%20TRUST_PROSPECTUS.pdf.

The SPDR Trust is an investment company registered under the Investment Company Act of 1940, as amended. Units of the SPDR Trust represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500 Index. Information provided to or filed with the SEC by the SPDR Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov.

We have not independently verified the accuracy or completeness of information contained in the SPDR Trust’s prospectus or website or any other publicly available information regarding the SPDR Trust.  Information from outside sources is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The objective of the S&P 500 ETF is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500 Index. The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For more information about the S&P 500 Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

To maintain the correspondence between the composition and weightings of the stocks held by the SPDR Trust and the component stocks of the S&P 500 Index, SSBTC adjusts the holdings of the SPDR Trust from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P 500 Index. SSBTC aggregates certain of these adjustments and makes changes to the holdings of the SPDR Trust at least monthly or more frequently in the case of significant changes to the S&P 500 Index. Any change in the identity or weighting of a component stock of the S&P 500 Index will result in a corresponding adjustment to the prescribed holdings of the SPDR Trust effective on any day that the New York Stock Exchange is open for business following the day on which the change to the S&P 500 Index takes effect after the close of the market.

The value of SPDR Trust units fluctuates in relation to changes in the value of the holdings of the SPDR Trust. The market price of each individual SPDR Trust unit may not be identical to the net asset value of such SPDR Trust unit.

The SPDR Trust may not be able to replicate exactly the performance of the S&P 500 Index because the total return generated by the SPDR Trust’s portfolio of stocks and cash is reduced by the expenses of the SPDR Trust and transaction costs incurred in adjusting the actual balance of the SPDR Trust’s portfolio. In addition, it is possible that the SPDR Trust may not always fully replicate the performance of the S&P 500 Index due to the unavailability of certain component stocks of the S&P 500 Index in the secondary market or due to other extraordinary circumstances.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the SPDR Trust, SSBTC or PDRS. None of the SPDR Trust, SSBTC or PDRS makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. None of the SPDR Trust, SSBTC or PDRS has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

PPS-12

Historical Performance of the S&P 500 ETF

The table below shows the high, low and final Closing Prices of the S&P 500 ETF for each of the periods noted below. The graph below graph sets forth the historical performance of the S&P 500 ETF based on daily Closing Prices from January 1, 2011 through June 7, 2016. We obtained the Closing Prices of the S&P 500 ETF listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2011	134.57	126.21	132.51
June 30, 2011	136.54	126.81	131.97
September 30, 2011	135.46	112.26	113.17
December 31, 2011	128.68	109.93	125.50
March 31, 2012	141.61	127.49	140.72
June 30, 2012	141.79	128.10	136.27
September 30, 2012	147.24	133.51	143.93
December 31, 2012	146.27	135.70	142.52
March 28, 2013	156.73	145.53	156.55
June 30, 2013	167.11	154.14	160.01
September 30, 2013	173.14	161.16	168.10
December 31, 2013	184.67	165.48	184.67
March 31, 2014	188.26	174.15	187.04
June 30, 2014	196.48	181.48	195.72
September 30, 2014	201.82	190.99	197.02
December 31, 2014	208.72	186.27	205.50
March 31, 2015	211.99	198.97	206.43
June 30, 2015	213.50	205.42	205.85
September 30, 2015	212.59	187.27	191.63
December 31, 2015	211.00	192.13	203.89
March 31, 2016	206.10	183.03	205.56
June 7, 2016*	211.70	203.89	211.70
* For the period beginning on April 1, 2016 and ending on June 7, 2016

Historical Performance of the SPDR® S&P 500® ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-13

The iShares® Russell 2000 ETF

We have derived all information contained in this preliminary pricing supplement regarding the Russell 2000 ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Russell 2000 ETF dated August 1, 2015 and other publicly available information.

We have not independently verified the information in the Russell 2000 ETF’s prospectus or any other publicly available information regarding the Russell 2000 ETF.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The Russell 2000 ETF is a separate investment portfolio maintained and managed by iShares® Trust. BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Russell 2000 ETF.

The Russell 2000 ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IWM”. The prospectus for the Russell 200 ETF can be found at https://www.ishares.com/us/library/stream-document?stream=reg&product=I-R2000&shareClass=US+Class&documentId=925868~926239~926348~925613~925577&iframeUrlOverride=%2Fus%2Fliterature%2Fprospectus%2Fp-ishares-russell-2000-etf-3-31.pdf.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Russell 2000 ETF.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust, BFA and the Russell 2000 ETF, please see the prospectus for the Russell 2000 ETF.  In addition, information about iShares® and the Russell 2000 ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the Russell 2000 ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The Russell 2000 ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small-capitalization sector of the U.S. equity market, as measured by the Russell 2000 Index. For more information about the Russell 2000 Index, please see “—The Russell 2000 Index” below.

The Russell 2000 ETF uses a representative sampling indexing strategy to try to track the Russell 2000 Index.  The Russell 2000 ETF generally invests at least 90% of its assets in securities of the Russell 2000 Index and depository receipts representing securities in the Russell 2000 Index.  In addition, the Russell 2000 ETF may invest up to 10% of its assets in other securities, including securities not in the Russell 2000 Index, but which BFA believes will help the Russell 2000 ETF track such index, futures contracts, options on futures contracts, other types of options and swaps related to the Russell 2000 Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the Russell 2000 ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Russell 2000 Index. Representative sampling means that the Russell 2000 ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the Russell 2000 Index. The Russell 2000 ETF may or may not hold all of the securities in the Russell 2000 Index.

Correlation

The Russell 2000 Index is a theoretical financial calculation, while the Russell 2000 ETF is an actual investment portfolio. The performance of the Russell 2000 ETF and the Russell 2000 Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”. BFA expects that, over time, the tracking error for the Russell 2000 ETF will not exceed 5%.

Industry Concentration Policy

The Russell 2000 ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Russell 2000 Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The Russell 2000 Index

The Russell 2000 Index is designed to track the performance of the small-capitalization sector of the U.S. equity market.  For more information about the Russell 2000 Index, please see “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement.

PPS-14

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Russell 2000 ETF

The table below shows the high, low and final Closing Prices of the Russell 2000 ETF for each of the periods noted below. The graph below graph sets forth the historical performance of the Russell 2000 ETF based on daily Closing Pricesfrom January 1, 2011 through June 7, 2016. We obtained the Closing Prices of the Russell 2000 ETF listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2011	84.17	77.18	84.17
June 30, 2011	86.37	77.77	82.80
September 30, 2011	85.65	64.25	64.25
December 31, 2011	76.45	60.97	73.69
March 31, 2012	84.41	74.56	82.85
June 30, 2012	83.79	73.64	79.65
September 30, 2012	86.40	76.68	83.46
December 31, 2012	84.69	76.88	84.29
March 28, 2013	94.80	86.65	94.26
June 30, 2013	99.51	89.58	97.16
September 30, 2013	107.10	98.08	106.62
December 31, 2013	115.31	103.67	115.31
March 31, 2014	119.83	108.64	116.34
June 30, 2014	118.81	108.88	118.81
September 30, 2014	120.02	109.35	109.35
December 31, 2014	121.08	104.30	119.67
March 31, 2015	126.03	114.69	124.35
June 30, 2015	129.01	120.85	124.86
September 30, 2015	126.31	107.53	109.20
December 31, 2015	119.85	109.01	112.51
March 31, 2016	110.62	94.80	110.62
June 7, 2016*	117.52	108.69	117.52
* For the period beginning on April 1, 2016 and ending on June 7, 2016

Historical Performance of the iShares® Russell 2000 ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-15

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  In addition, you should recognize gain or loss upon the sale or maturity of your Notes (subject to the discussion below regarding the receipt of shares of the Lesser Performing Reference Asset at maturity) in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes.  Except as described below, because the term of your Notes will not exceed one year, such gain or loss should generally be short-term capital gain or loss.  Short term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.  However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Contingent Coupons that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  Moreover, in the even you receive shares of the Lesser Performing Reference Asset upon the maturity of the Notes, such loss may be deferred (as described in the following paragraph).

If you receive shares of the Lesser Performing Reference Asset upon the maturity of your Notes, it is not clear whether the receipt of shares of the Lesser Performing Reference Asset should be treated as (i) a taxable settlement of the Notes followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the Notes.  Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares of the Lesser Performing Reference Asset upon the maturity of your Notes.  If the receipt of the shares is treated as a taxable settlement of the Notes followed by a purchase of the shares, you should (i) recognize capital loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the Fractional Share Amount, if any, and your tax basis in the Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time.  If, alternatively, the receipt of shares of the Lesser Performing Reference Asset upon the maturity of your Notes is treated as a tax-free purchase of the shares, (i) the receipt of shares of the Lesser Performing Reference Asset upon maturity of your Notes should not give rise to the current recognition of loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your Notes (determined as described below, less the basis attributable to a fractional share, if any), and (iii) if you receive the Fractional Share Amount upon the stock settlement of such Notes, you should recognize short-term capital loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share.  In general, your tax basis in your Notes will be equal to the price you paid for the Notes.  Your holding period in the shares you receive upon the maturity of your Notes will begin on the day after you receive such shares.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a short-term contingent debt obligation.  However, no specific rules govern short-term contingent debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should

PPS-16

consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non U.S. holders.  However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2017; accordingly, non U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-17